April 29, 1996



VIA FAX

Mr. Darrell D. Friedman
President
The Harry Weinberg Family Foundation, Inc.
c/o The Associated Jewish Community Federation of Baltimore
Associated Krieger Building
101 West Mount Royal Avenue
Baltimore, Maryland  21201-5781

Dear Mr. Friedman:

Thank you very much for traveling to Honolulu with Mr. Scriggins to meet with myself and Richard Cameron. As shareholders and as directors of Maui Land & Pineapple Company, Inc., Richard and I believe that it is the best interests of Maui Land & Pineapple Company, the Harry Weinberg Family Foundation, Inc., the Cameron family and all other shareholders to include an appropriate representative of the Harry Weinberg Family Foundation, Inc. on the Maui Land & Pineapple Company board.

Richard and I will recommend to the Company's board of directors that this be accomplished at its August 2 meeting. Mr. Joe Hartley, whom you met with on several occasions during his tenure as the Company's Chief Executive Officer, has offered to resign from the board in order to make a seat available for the Foundation. We will recommend to the board that at its August meeting it accept Mr. Hartley's resignation and fill the resulting vacancy with a designee of the Foundation satisfactory to the board.

Mr. Himmelrich appears to be an excellent choice for that seat, both because of his business experience and because of the talent you described for working with others on a cooperative and constructive basis. Of course, we would like the Company's board members to meet with Mr. Himmelrich before they act on his appointment. For that reason, and to help Mr. Himmelrich prepare himself to assume a board seat, we hope Mr. Himmelrich can visit with us either this week or at some other time prior to August. This will provide an opportunity to meet the Company's directors, to discuss its affairs with key management personnel, and to tour the subsidiaries' facilities.

We hope Mr. Himmelrich and yourself can attend the annual meeting on May 3. If that trip is possible, Mr. Himmelrich will be welcome as an observer at the May 3 board meeting. In any event, between then and the August meeting, the Company would provide Mr. Himmelrich with materials distributed to board members.

Our willingness to make the foregoing recommendations (which we believe will be fully acceptable to the board) are premised on the Foundation's confirmation of agreements on two topics.
First, prior to April 1, 1998, in the absence of approval from a majority of the board other than the Foundation's designee, the Foundation will not acquire direct or indirect voting or investment power over any additional securities of the Company (except as a result of stock dividends or other distributions made on a prorata basis by the Company), solicit proxies with respect to the Company's stock, enter into any agreements with respect to the voting of the Company's stock, or in any way participate in a group for the purpose of acquiring, holding, or disposing of the Company's stock. (Of course, the latter point would not in any way affect the right of the Foundation, acting independently, to dispose of the shares.) Second, until mailing of the Company's proxy statements for its 1998 annual meeting, in the absence of such approval, the Foundation will not seek any additional board seats (except in connection with any increase in board size) or assist any other party in any effort to affect the size or membership of the Company's board. Please confirm that these points (subject to the following paragraph) are acceptable to the Foundation.

The foregoing agreements would not apply if there were, without the approval of the Foundation's designee, either a change in capitalization of the Company that reduces the percentage of the Company's voting securities held by the Foundation, or a change in the Company's articles, bylaws or state law that materially and adversely affects the voting rights of shares owned by the Foundation. And, of course, the foregoing agreements would not apply if Mr. Himmelrich (or another representative of the Foundation reasonably acceptable to the Company's board) is not seated as indicated at the August meeting, or if Mr. Himmelrich subsequently leaves the board and another representative of the Foundation reasonably acceptable to the board is not elected by it to fill that vacancy.

As indicated above, I fully expect the board to concur with our recommendations as to the foregoing matters. However, if the board does not concur in those recommendations, Richard and I will use our best efforts as shareholders to accomplish the election to the board of Mr. Himmelrich, or another designee of the Foundation reasonably satisfactory to us, on the foregoing basis.

Darrell, I was delighted to make your acquaintance, and feel we can work together for the benefit of the Company. I also believe Friday's meetings and the steps outlined above are extremely positive developments. The Company's management shares that view. If there is anything I or the Company can do to assist Mr. Himmelrich in familiarizing himself with the Company's operations and personnel, please let Gary Gifford or myself know.

Very truly yours,

/S/ MARY CAMERON SANFORD

Mary Cameron Sanford